Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 4, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Report to Shareholders of the INVESCO Strategic Portfolios, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
-----------------------------------------
PRICE WATERHOUSE LLP

Denver, Colorado
December 21, 1995



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